Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 27, 2019 with respect to the consolidated financial statements, schedule and internal control over financial reporting included in the Annual Report of Qualys, Inc. on Form 10-K for the year ended December 31, 2018. We consent to the incorporation by reference of said reports in the Registration Statements of Qualys, Inc. on Forms S-8 (File Nos. 333-184394, 333-193576, 333-202587, 333- 209735, 333-216232, and 333-223192).

/s/ GRANT THORNTON LLP

San Jose, California
February 27, 2019